Exhibit 99.1

Nash-Finch Company	NEWS RELEASE

Nash-Finch Company Announces Completion of Sale of Convertible Notes

     MINNEAPOLIS, MN (March 15, 2005)—Nash-Finch Company (Nasdaq:NAFC) announced today that it has completed the private sale of approximately $150 million in aggregate gross proceeds (or $322 million aggregate principal amount at maturity) of senior subordinated convertible notes due 2035. The Company has granted the initial purchasers a 30-day option to purchase up to an additional 10% of the aggregate principal amount at maturity of the notes (which, if exercised, would result in up to approximately $15 million in additional aggregate gross proceeds).

     As previously disclosed, Nash Finch intends to use the net proceeds from the offering, together with borrowings under its senior secured credit facility, to acquire certain assets from Roundy’s, Inc. for approximately $225 million in cash, subject to certain post-closing adjustments or, alternatively, to repay outstanding indebtedness under the term loan portion of its senior secured credit facility.

     The notes may be converted only under the circumstances specified in the indenture under which they have been issued, and if converted, the accreted principal amount of the notes as of the date of conversion would be payable in cash and the remaining conversion value of the notes, if any, would be payable, at Nash Finch’s election, in cash, shares of Nash Finch’s common stock or a combination of cash and shares.

     Neither the notes nor the shares of common stock issuable upon conversion of the notes, if any, have been registered under the Securities Act of 1933, as amended or any state securities laws and, unless so registered, may not be offered or sold in the United States, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933, as amended and applicable state securities laws. Nash Finch has, however, agreed with the initial purchasers to file a registration statement with the Securities and Exchange Commission for the resale of the notes and any shares of common stock issuable upon conversion of the notes within 120 days after the closing of the offering.

     This press release does not constitute an offer to sell or the solicitation of an offer to buy the notes.

     Nash-Finch Company is a Fortune 500 company and one of the leading food distribution companies in the United States with nearly $4 billion in annual revenues. Nash-Finch’s food distribution business serves independent retailers and military commissaries in 27 states, the District of Columbia, Europe, Cuba, Puerto Rico, Iceland, the Azores and Honduras. Nash-Finch also owns and operates retail stores primarily in the Upper Midwest. Further information is available on the Nash-Finch website at www.nashfinch.com

     Statements made in this release that refer to Nash-Finch’s intentions or beliefs or to anticipated future developments are forward-looking statements based on current expectations and assumptions, and entail risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors that could cause material differences include the Company’s ability to successfully complete the acquisition from Roundy’s and integrate into its business the distribution centers to be acquired, and other cautionary factors discussed in the Company’s annual report on Form 10-K filed with the SEC on March 2, 2005. Nash-Finch does not undertake to update forward-looking statements to reflect future events or circumstances, but investors are advised to consult future disclosures involving these topics in our periodic reports filed with the SEC.

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Contact:	Nash-Finch Company, Minneapolis LeAnne Stewart, 952-844-1060